Exhibit 99.1

Clovis Oncology’s CO-1686 Demonstrates Compelling Clinical Activity and Progression-free Survival (PFS) in Updated Phase 1 Study Results in Patients with Non-small Cell Lung Cancer (NSCLC)

  64% objective response rate observed in T790M+ patients
  PFS greater than six months in heavily-pretreated T790M+ patient population; median not yet reached
  Well-tolerated – only one of 62 patients treated at therapeutic doses of CO-1686 discontinued because of adverse events
  Only TKI to completely spare wild-type EGFR signaling

GENEVA--(BUSINESS WIRE)--March 27, 2014--Clovis Oncology (NASDAQ:CLVS) announced today updated findings from the Phase 1 portion of its ongoing Phase 1/2 clinical study of CO-1686, the Company’s novel, oral, targeted covalent (irreversible) inhibitor of mutant forms of the epidermal growth factor receptor (EGFR) for the treatment of non-small cell lung cancer in patients with initial activating EGFR mutations as well as the dominant resistance mutation T790M. Interim results from the Phase 1 dose-escalation portion of this Phase 1/2 study are being presented today in an oral presentation by Dr. Heather Wakelee at the 4th European Lung Cancer Conference (ELCC) in Geneva.

“These data are completely consistent with what I have seen personally in my own patients,” said Professor Jean-Charles Soria, Professor of Medicine and Medical Oncology at Paris University XI and cancer specialist at Gustave Roussy Institute and the European lead investigator for the Phase 1/2 study of CO-1686. “CO-1686 provides meaningful and long-term benefit for patients who until now have had limited, if any, options. I am very enthusiastic about participating in the continued development of this agent.”

“One of the issues with oncogene-targeted therapies is that while initial response rates can be promising, these responses can be short-lived,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “In contrast, as CO-1686 Phase 1 data extend and mature, we see both a consistency of response rate that is very encouraging as well as an impressive initial duration of clinical benefit. Patients in general benefit from, and stay on, CO-1686 for a prolonged period of time. We are also pleased that we can deliver this long-term benefit with very good tolerability. Given the observed durability of clinical benefit we are increasingly optimistic about the potential of CO-1686 not only to deliver impressive response rates, but also meaningful progression-free survival in both first- and second-line patients.”

The Phase 1 dose escalation portion of the study is being conducted in the United States, France and Australia in patients with metastatic or unresectable recurrent NSCLC and a documented EGFR mutation. Patients were not required to be T790M positive for the Phase 1 portion of the study but had to have progressed on prior EGFR-directed tyrosine kinase inhibitor (TKI) therapy (prior chemotherapy was also allowed).

Approximately one hundred patients have been treated with CO-1686 to date across all dosing cohorts in the Phase 1 portion of the trial. Emerging data from the first 62 patients treated with CO-1686 at efficacious doses (comprising patients treated with 900mg BID of freebase or any dose of the hydrobromide salt (HBr) formulation) were presented today at ELCC. Of these 62 patients, 22 are centrally-confirmed T790M positive, 12 are centrally-confirmed T790M negative, seven have as yet unknown T790M status and the remaining are non-evaluable, primarily because they have not yet had their first scan.

Patients on study were heavily pretreated prior to receiving CO-1686; 73 percent of patients across all doses had immediately progressed on TKI therapy prior to CO-1686 treatment. The median number of previous lines of therapy across patients at all doses was three; the median number of previous TKI lines was two.

Evidence of Activity

In the 22 evaluable T790M positive patients across efficacious dose levels, 14 RECIST partial responses (PRs) have been observed to date, for a 64 percent objective response rate (ORR). Ten of the 14 patients (71 percent) started CO-1686 therapy immediately following progression on a prior TKI. Twenty of the 22 evaluable T790M positive patients, or 91 percent, have experienced stable disease or a PR.

In a broader population of 29 evaluable T790M positive and T790M currently unknown patients, 15 RECIST PRs have been observed to date, for a 52 percent response rate. Twenty-six of the 29 evaluable 790M positive and T790M currently unknown patients, or 90 percent, have experienced stable disease or a PR. These data will be updated if and as the T790M status of the unconfirmed patients are centrally determined.

The median duration of response cannot yet be estimated in the T790M positive patients. However, PFS greater than six months has been observed in evaluable T790M positive heavily-pretreated patients and the median has not yet been reached. In contrast, PFS in T790M negative patients is shorter, with a median of three months.

Five of nine evaluable patients, or 56 percent, dosed initially with 900mg BID of freebase and now on the HBr formulation remain on drug with continuing PRs, and 35 of the 43 total patients dosed with the HBr formulation, or 81 percent, remain on drug.

Safety and Tolerability

CO-1686 is well-tolerated, with only one patient who discontinued treatment with CO-1686 due to adverse events. There was no evidence of systemic wild-type EGFR inhibition. The most common adverse events were hyperglycemia, nausea, diarrhea, decreased appetite and vomiting, and these were mostly grade 1 in severity. The most common grade 3 adverse event was hyperglycemia, which was observed in 19 percent of patients. Hyperglycemia, when observed and requiring treatment, is typically asymptomatic and managed with a commonly prescribed single oral agent.

Presentation Details

The presentation, titled “Phase 1 evaluation of CO-1686, an irreversible, mutant-selective inhibitor of EGFR mutations (activating and T790M)”, was presented on Thursday, March 27, during the session titled “Advanced Disease with Targeted Agents” from 9:00 -10:30am. The presentation is available at www.clovisoncology.com.

CO-1686 Clinical Development

The Company is currently enrolling two Phase 2 expansion cohorts of its Phase 1/2 study in EGFR mutant patients who have tested positive for the T790M mutation. The first cohort includes approximately 150 to 200 patients directly after progression on their first and only TKI therapy, and is exploring doses of 500mg, 750mg and 1000mg BID. The second cohort includes approximately 150 later-line patients directly after progression on their second or later TKI therapy or subsequent chemotherapy, and is exploring doses of 750mg and 1000mg BID. These cohorts are enrolling in the United States, Europe and Australia. Data from the expansion cohorts, combined with data from TIGER2, are now expected to serve as the basis of an NDA submission for CO-1686 during 2015.

Clovis expects to initiate three registration studies in the TIGER (Third-generation Inhibitor of Mutant EGFR in Lung Cancer) program during 2014. The TIGER2 study, in T790M positive patients directly after progression on their first and only TKI therapy, is planned to initiate by the end of Q2 2014, as will the Phase 2 portion of the TIGER1 study, which is a randomized Phase 2/3 registration study of CO-1686 vs. erlotinib in newly-diagnosed EGFR mutant patients who have not had TKI therapy but who may have received one type of chemotherapy. The TIGER3 study is a randomized, comparative study versus chemotherapy in later-line patients, expected to initiate during the second half of 2014. This is a modification of the previous planned TIGER3 study to bring forward the implementation of a comparative study versus conventional chemotherapy.

In addition, the Company initiated its Phase 1 study in Japan earlier this quarter.

Conference Call Details

Clovis will hold a conference call to discuss the ELCC data presentation this morning, March 27, at 8:30 a.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants’ 866.318.8612, International participants’ 617.399.5131, passcode: 83903968.

About CO-1686

CO-1686 is a novel, oral, targeted covalent (irreversible) inhibitor of the cancer-causing mutant forms of epidermal growth factor receptor (EGFR) currently being studied for the treatment of non-small cell lung cancer (NSCLC). CO-1686 was designed to selectively target both the initial activating EGFR mutations as well as the T790M resistance mutation, while sparing wild-type, or “normal” EGFR at anticipated therapeutic doses. Accordingly, it has the potential to treat NSCLC patients with EGFR mutations both as a first-line or second-line treatment with a reduced toxicity profile compared to current EGFR inhibitor therapies. The Company is currently studying CO-1686 in Phase 2 expansion cohorts of NSCLC patients with activating EGFR mutations who have failed initial EGFR-directed therapy and have developed the T790M resistance mutation.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CONTACT:
Clovis Oncology
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com